Exhibit 4

FORM OF PLAN OF REORGANIZATION

THIS PLAN OF REORGANIZATION is made as of the     day of             2012, by Northern Institutional Funds, a Delaware statutory trust (“NIF”), on behalf of the investment portfolios listed under “Acquired Fund” in the table below (each an “Acquired Fund” and together the “Acquired Funds”), Northern Funds, a Delaware statutory trust (“NF” and together with NIF the “Trusts”), on behalf of the investment portfolios listed under “Acquiring Fund” in the table below (each an “Acquiring Fund” and together the “Acquiring Funds,” and together with the Acquired Funds, the “Funds”) and Northern Trust Investments, Inc. (“NTI”).

Acquired Fund	Acquiring Fund
NIF Bond Portfolio	NF Fixed Income Fund
NIF Intermediate Bond Portfolio	NF Fixed Income Fund
NIF U.S. Government Securities Portfolio	NF Short-Intermediate U.S. Government Fund
NIF Large Cap Equity Portfolio	NF Large Cap Equity Fund
NIF Large Cap Growth Portfolio	NF Large Cap Growth Fund
NIF International Equity Portfolio	NF International Equity Fund
NIF Equity Index Portfolio	NF Stock Index Fund
NIF International Equity Index Portfolio	NF International Equity Index Fund
NIF Small Company Index Portfolio	NF Small Cap Index Fund

A. BACKGROUND

The Funds are each separate investment portfolios of NIF and NF, respectively. NIF and NF are open-end management investment companies registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”).

This Plan is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and is intended to effect the reorganization (the “Reorganization”) of each applicable Acquired Fund with and into the corresponding Acquiring Fund.

The Reorganization will be effected by the transfer of all of the assets of the applicable Acquired Fund to the corresponding Acquiring Fund solely in exchange for (1) the assumption by the corresponding Acquiring Fund of all liabilities of the applicable Acquired Fund and (2) the issuance by NF to the applicable Acquired Fund of shares of beneficial interest of the corresponding Acquiring Fund (the “Acquiring Fund Shares”). These transactions will be promptly followed by a pro rata distribution by the applicable Acquired Fund of the corresponding Acquiring Fund Shares it receives to its shareholders in exchange for the shares of beneficial interest of the applicable Acquired Fund (the “Acquired Fund Shares”) that are then outstanding, in liquidation of the applicable Acquired Fund, all upon the terms and conditions hereinafter set forth in this Plan.

This Plan has been approved by the Boards of Trustees of the Trusts based on each Board’s determination that participation in the Reorganization is in the best interests of the respective Fund and that the interests of such Fund’s existing shareholders will not be diluted as a result of the Reorganization.

B. THE REORGANIZATION

1.	Transfer of Assets of the Acquired Fund in Exchange for Assumption of Liabilities and Issuance of Acquiring Fund Shares

1.1	Subject to the terms and conditions set forth herein, as of the Closing Time provided for in paragraph 3.1, each applicable Acquired Fund will transfer all of its assets (as described in paragraph 1.2) and assign and transfer all of its debts, obligations, duties and other liabilities to the corresponding Acquiring Fund. In exchange for all of the assets of the applicable Acquired Fund, as of the Closing Time: (A) the corresponding Acquiring Fund will assume all of the debts, obligations, duties and other liabilities of the applicable Acquired Fund, whether accrued, absolute, contingent or otherwise, then existing, such that after the Closing Time the same may be enforced against the corresponding Acquiring Fund to the same extent as if they had been incurred by the corresponding Acquiring Fund; and (B) NF, on behalf of the corresponding Acquiring Fund, will issue shares of the corresponding Acquiring Fund that have an aggregate net asset value equal to the aggregate net value of the assets transferred by the applicable Acquired Fund to the corresponding Acquiring Fund, less the liabilities assumed by the corresponding Acquiring Fund. The transactions described in this paragraph 1.1 will take place at the Closing provided for in paragraph 3.1.

1.2	The assets of the applicable Acquired Fund to be acquired by the corresponding Acquiring Fund will include, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable), tax operating losses, claims or rights of action, rights to register shares of beneficial interest under applicable securities laws, books and records, deferred or prepaid expenses and all other tangible and intangible property owned by the applicable Acquired Fund at the Closing Time provided for in paragraph 3.1.

1.3

Each applicable Acquired Fund has provided the corresponding Acquiring Fund with a list of all the applicable Acquired Fund’s assets as of the date of the execution of this Plan. Each applicable Acquired Fund reserves the right to sell any of these securities but will not, without the prior approval of the corresponding Acquiring fund, acquire any additional securities other than securities of the type in which the corresponding Acquiring Fund is permitted to invest. Each applicable Acquired Fund will, within a reasonable time prior to the Closing Date, furnish the corresponding Acquiring Fund with a list of the securities, if any, on the applicable Acquiring Fund’s list referred to in the first sentence of this paragraph which do not conform to the corresponding Acquiring Fund’s investment objective, policies and restrictions. In the event that the applicable Acquired Fund holds any investments which the corresponding

Acquiring Fund may not hold, the applicable Acquiring fund will dispose of such securities prior to the Closing Date. In addition, if it is determined that the portfolios of an Acquired Fund and the corresponding Acquiring Fund, when aggregated, would contain investments exceeding certain percentage limitations imposed upon the corresponding Acquiring fund with respect to such investments, the applicable Acquired Fund, if requested by the corresponding Acquiring Fund, will dispose of and/or reinvest a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing Date.

1.4	Each Acquired Fund will endeavor to discharge all of the known liabilities and obligations of the applicable Acquired Fund prior to the Closing Date, other than those liabilities and obligations which would otherwise be discharged at a later date in the ordinary course of business. The corresponding Acquiring Fund shall assume all liabilities, expenses, costs, charges and reserves, including those liabilities reflected on an unaudited statement of assets and liabilities of the applicable Acquired Fund prepared by The Northern Trust Company (“Northern Trust”), the custodian and accounting agent of each Fund, as of the Valuation Date (as defined in paragraph 2.1), in accordance with generally accepted accounting principles consistently applied from the prior audited period. Each corresponding Acquiring Fund shall also assume any liabilities, expenses, costs or charges incurred by or on behalf of the applicable Acquired Fund specifically arising from or relating to the operations and/or transactions of the applicable Acquired Fund prior to and including the Closing Date but which are not reflected on the above-mentioned statement of assets and liabilities, including any liabilities, expenses, costs or charges arising under paragraph 5.7 hereof.

1.5	At, or as soon as possible after, the Closing Time the applicable Acquired Fund will distribute in liquidation the corresponding Acquiring Fund Shares it receives to the shareholders of record of the applicable Acquired Fund, determined as of the close of business on the day of the Closing, pro rata in proportion to each shareholder’s beneficial interest in the applicable Acquired Fund. Such distribution will be in exchange for each shareholder’s applicable Acquired Fund Shares. Such distribution will be accomplished by the transfer of the corresponding Acquiring Fund Shares then credited to the account of the applicable Acquired Fund on the share records of NIF to open accounts on those records in the names of the applicable Acquired Fund shareholders and representing the respective pro rata number of the corresponding Acquiring Fund Shares received from the corresponding Acquiring Fund that are due to the applicable Acquired Fund shareholder. Fractional corresponding Acquiring Fund Shares will be rounded to the third place after the decimal point.

1.6

The stock transfer books of NIF with respect to the applicable Acquired Fund will be permanently closed as of the close of business on the day immediately preceding the Closing. Share redemption requests received thereafter by NIF with respect to the applicable Acquired Fund will be deemed to be redemption requests for shares of the corresponding Acquiring Fund issued pursuant to this Plan. As of the Closing Time, all issued and outstanding shares of the applicable Acquired Fund will be canceled on the books of NIF. The applicable Acquired Fund shareholder will have the right to receive any unpaid dividends or other distributions that were declared as of or prior to the Closing Time with respect to the applicable Acquired Fund Shares that are held by the applicable Acquired Fund shareholder at the Closing Time.

1.7	Any transfer taxes payable upon the issuance of corresponding Acquiring Fund Shares in a name other than the registered holder of the applicable Acquired Fund Shares on the books of any Fund will be paid by the person to whom the corresponding Acquiring Fund Shares are to be distributed as a condition of such transfer.

1.8	The legal existence of the applicable Acquired Fund will be terminated as promptly as reasonably practicable after the Closing Time. After the Closing Time, the applicable Acquired Fund shall not conduct any business except in connection with its liquidation and termination.

1.9	Any reporting responsibility of an Acquired Fund shall remain the responsibility of the applicable Acquired Fund up to and including the Closing Date and such later date on which the applicable Acquired Fund is terminated.

2.	Valuation

2.1	The value of the applicable Acquired Fund’s assets to be acquired by the corresponding Acquiring Fund hereunder, and the value of the full and fractional corresponding Acquiring Fund Shares to be issued in exchange for the applicable Acquired Fund’s assets, will be computed as of the valuation time provided in the corresponding Acquiring Fund’s prospectus on the Closing Date (for purposes of paragraph 1.4, the “Valuation Date”) using the valuation procedures set forth in the corresponding Acquiring Fund’s current prospectus and statement of additional information.

2.2	All computations of value will be made by Northern Trust.

3.	Closing And Closing Date

3.1	The transfer of the applicable Acquired Fund’s assets in exchange for the assumption by the corresponding Acquiring Fund of the applicable Acquired Fund’s liabilities and the issuance of corresponding Acquiring Fund Shares to the applicable Acquired Fund, as described above, together with such related acts as are necessary to consummate such transactions (the “Closing”), will occur at such place and on such date or dates and time or times (together, the “Closing Time”) as may be determined by each Board of Trustees or an authorized officer of the Trusts.

3.2	At the Closing, the Trusts, on behalf of the respective Funds, will deliver such bills of sale, checks, assignments, stock certificates, receipts or other documents as the Trusts deem necessary or reasonable or counsel may request.

3.3	Northern Trust, the custodian for the Acquiring Funds, shall deliver as soon as practicable after the Closing a certificate of an authorized officer of Northern Trust stating that (a) each applicable Acquired Fund’s portfolio securities, cash and any other assets have been delivered in proper form to the corresponding Acquiring Fund on the Closing Date and (b) all necessary taxes, including all applicable federal and state stock transfer stamps, if any, have been paid, or provision for payment has been made, in conjunction with the deliver of portfolio securities.

3.4	In the event that on the Valuation Date (a) the NYSE or another primary trading market for portfolio securities of an Acquiring Fund or an Acquired Fund shall be closed for trading or trading thereon shall be restricted or (b) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of an Acquiring Fund or an Acquired Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

3.5	Each Acquired Fund shall deliver at the Closing a list of the names and addresses of the applicable Acquired Fund’s shareholders and the number of Acquired Fund Shares owned by each such shareholder immediately prior to the Closing or provide such information to the corresponding Acquiring Fund’s transfer agent. Each corresponding Acquiring Fund shall issue and deliver a confirmation evidencing the corresponding Acquiring Fund Shares to be credited to the applicable Acquired Fund’s account on the Closing Date to the Secretary of the applicable Acquired Fund or provide evidence satisfactory to the applicable Acquired Fund that such corresponding Acquiring Fund shares have been credited to the applicable Acquired Fund’s account on the books of the corresponding Acquiring Fund.

4.	Representations and Warranties

4.1	NIF, on behalf of each Acquired Fund, represents and warrants that:

4.1.A	There are no contracts or other commitments (other than this Plan) of an Acquired Fund which will be terminated with liability to an Acquired Fund prior to the Closing Date;

4.1.B	No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against any Acquired Fund or any of its properties or assets which, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. NIF knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or its ability to consummate the transactions contemplated herein;

4.1.C	The Statements of Assets and Liabilities of each Acquired Fund as of November 30, 2011, the Schedules of Investments and the related Statements of Operations for the year then ended and the Financial Highlights for each of the five years in the period then ended, have been audited by Ernst & Young LLP, an independent registered public accounting firm, and are in accordance with generally accepted accounting principles consistently applied, and such statements (copies of which have been furnished to the corresponding Acquiring Fund) fairly reflect the financial condition of each Acquired Fund as of such dates. The unaudited financial statements of each Acquired Fund for the six months ended May 31, 2012 have been prepared in accordance with generally accepted accounting principles consistently applied, and such statements (copies of which have been furnished to the corresponding Acquiring Fund) fairly reflect the financial condition of each Acquired Fund as of such date, and there are no known contingent liabilities of each Acquired Fund as of May 31, 2012 that are not disclosed therein;

4.1.D	Since November 30, 2011 and May 31, 2012, there has not been any material adverse change in an Acquired Fund’s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any occurrence by the Acquired Fund of indebtedness maturing more than one year from the date such indebtedness was incurred. For purposes of this subsection D, a decline in net asset value per share of an Acquired Fund due to declines in market values of securities in the applicable Acquired Fund’s portfolio, the discharge of an Acquired Fund’s liabilities, or the redemption of Acquired Fund Shares by the applicable Acquired Fund’s shareholders shall not constitute a material adverse change;

4.1.E	At the date hereof and at the Closing Date, all federal and other tax returns and reports, including extensions of each Acquired Fund required by law to have been filed by such dates shall have been filed and are or will be correct in all material respects, and all federal and other taxes shall have been paid so far as due, or provision shall have been made for the payment thereof and, to the best of the applicable Acquired Fund’s knowledge no such return is currently under audit and no assessment has been asserted with respect to such returns;

4.1.F	For each taxable year of its operation (including the taxable year ending on the Closing Date), each Acquired Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such and has been eligible to and has computed its federal income tax under Section 852 of the Code and each Acquired Fund will have distributed all of its investment company taxable income and net capital gain (as defined in the Code) that has accrued through the Closing Date;

4.1.G	All of the issued and outstanding Acquired Fund Shares are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable by the applicable Acquired Fund. All of the Acquired Fund Shares will, at the time of Closing, be held by persons and in the amounts set forth in the records of the transfer agent as provided in paragraph 3.5. No Acquired Fund has outstanding any options, warrants or other rights to subscribe for or purchase any of its shares, nor is there outstanding any security convertible into any of its shares;

4.1.H	At the Closing Date, (i) each Acquired Fund will have good and marketable title to the applicable Acquired Fund’s assets to be transferred to the corresponding Acquiring Fund pursuant to paragraph 1.2 and full right, power and authority to sell, assign, transfer and deliver such assets hereunder. Upon delivery and payment for such assets, the corresponding Acquiring Fund will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, except such restrictions as might arise under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act with respect to privately-placed or otherwise restricted securities that the applicable Acquired Fund may have acquired in the ordinary course of business and of which the corresponding Acquiring Fund has received notice and necessary documentation at or prior to the Closing;

4.1.I	The information furnished by each Acquired Fund for use in applications for orders, registration statements or information statement materials or for use in any other document filed with any federal, state or local regulatory authority (including the Financial Industry Regulatory Authority (“FINRA”)), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto;

4.1.J	The current prospectus and statement of information of each Acquired Fund on Form N-1A conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; and

4.1.K

Insofar as the following relate to any Acquired Fund, the registration statement filed by the corresponding Acquiring Fund on Form N-14 relating to the corresponding Acquiring Fund Shares that will be registered with the Commission pursuant to this Plan, which, without limitation, shall include an information statement of the Acquired Funds (the “Information Statement”) and the prospectus of the corresponding Acquiring Funds with respect to the transactions contemplated by this

Plan, and any supplement or amendment thereto, and the documents contained or incorporated therein by reference (the “N-14 Registration Statement”), on the effective date of the N-14 Registration Statement, on the Valuation Date and on the Closing Date: (i) shall comply in all material respects with the provisions of the 1933 Act, the Securities Exchange Act of 1934 (the “1934 Act”) and the 1940 Act and the rules and regulations under those Acts, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Information Statement and the
N-14 Registration Statement made in reliance upon and in conformity with information that was furnished or should have been furnished by the applicable Acquiring Fund for use therein.

4.2	NF, with respect to each Acquiring Fund, represents and warrants that.

4.2.A	No litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or to its knowledge threatened against any Acquiring Fund or any of its properties or assets which, if adversely determined, would materially and adversely affect its financial condition or the conduct of its business. NF knows of no facts which might form the basis for the institution of such proceedings and is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body which materially and adversely affects its business or the business of the Acquiring Funds or their ability to consummate the transactions contemplated herein;

4.2.B	Since March 31, 2012, there has not been any material adverse change in any Acquiring Fund’s financial condition, assets, liabilities or business other than changes occurring in the ordinary course of business, or any incurrence by an Acquiring Fund of indebtedness maturing more than one year from the date such indebtedness was incurred. For purposes of this subsection B, a decline in net asset value per share of each Acquiring Fund due to declines in market values of securities in an Acquiring Fund’s portfolio, the discharge of each Acquiring Fund’s liabilities, or the redemption of Acquiring Fund shares by Acquiring Fund shareholders shall not constitute a material adverse change;

4.2.C	At the date hereof and at the Closing Date, all federal and other tax returns and reports, including extensions, of each Acquiring Fund required by law to have been filed by such dates shall have been filed and are or will be correct in all material respects, and all federal and other taxes shall have been paid so far as due, or provision shall have been made for the payment thereof and, to the best of each Acquiring Fund’s knowledge, no such return is currently under audit and no assessment has been asserted with respect to such returns;

4.2.D	For each taxable year of its operation (including the taxable year end on the Closing Date), (i) each Acquiring Fund has met the requirements of Subchapter M of the Code for qualification as a regulated investment company and has elected to be treated as such and has computed its federal income tax under Section 852 of the Code and (ii) each Acquiring Fund will have distributed all of its investment company taxable income and net capital gain (as defined in the Code) that has accrued for the year including the Closing Date;

4.2.E	At the date hereof, all issued and outstanding Acquiring Fund Shares are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and, subject to Article V, Section 2 of NF’s Agreement and Declaration of Trust, non-assessable, with no personal liability attaching to the ownership thereof. No Acquiring Fund has outstanding any options, warrants or other rights to subscribe for or purchase any of its shares, nor is there outstanding any security convertible into any of its shares;

4.2.F	The Acquiring Fund Shares to be issued and delivered to each applicable Acquired Fund, for the account of the applicable Acquired Fund’s shareholders, pursuant to the terms of this Plan, will at the Closing Date have been duly authorized and when so issued and delivered, will be duly and validly issued Acquiring Fund Shares, and will be fully paid and, subject to Article V, Section 2 of NF’s Agreement and Declaration of Trust, non-assessable. The shareholders of the Acquiring Funds shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware;

4.2.G	At the Closing Date, the Acquiring Funds will have good and marketable title of their assets;

4.2.H	The information furnished by each Acquiring Fund for use in applications for orders, registration statements or proxy materials or for use in any other document filed with any federal, state or local regulatory authority (including FINRA), which may be necessary in connection with the transactions contemplated hereby, shall be accurate and complete in all material respects and shall comply in all material respects with federal securities and other laws and regulations applicable thereto;

4.2.I	The current prospectus and statement of information of each Acquiring Fund on Form N-1A conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and do not include any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading; and

4.2.J	Insofar as the following relate to any Acquiring Fund, the N-14 Registration Statement, on the effective date of the N-14 Registration Statement, on the Valuation Date and on the Closing Date: (i) shall comply in all material respects with the provisions of the 1933 Act, the 1934 Act and the 1940 Act and the rules and regulations under those Acts, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the representations and warranties in this paragraph shall not apply to statements in or omissions from the Information Statement and the N-14 Registration Statement made in reliance upon and in conformity with information that was furnished or should have been furnished by the Acquiring Funds for use therein.

4.3	NTI represents and warrants to each Acquiring Fund as follows: To the knowledge of NTI (i) there are no claims, actions, suits or proceedings pending against any Acquired Fund, and (ii) there are no claims, actions, suits or proceedings, or circumstances that have been identified by NTI as reasonably likely to give rise to any claims, actions, suits or proceedings against the Acquired Funds that would materially adversely affect the Acquired Funds or their assets or business, other than those disclosed in writing to and accepted by the Acquiring Funds.

5.	Covenants of the Acquired Funds and the Acquiring Fund

5.1	The Acquiring Funds and the Acquired Funds will operate their respective businesses in the ordinary course between the date hereof and the Closing Date. It is understood that such ordinary course of business will include the declaration and payment of dividends and distributions.

5.2	The Acquiring Funds agree to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state Blue Sky or securities laws as it may deem appropriate in order to continue its operations after the Closing Date.

5.3

Each Acquired Fund covenants that: (i) the Acquiring Fund Shares to be issued to its shareholders hereunder are not being acquired for the purpose of making any distributions thereof other than in accordance with the terms of this Plan; (ii) to the best of the knowledge of each Acquired Fund, there is no plan or intention by the applicable Acquired Fund’s shareholders to sell, exchange or otherwise dispose of a number of Acquired Fund Shares (or corresponding Acquiring Fund Shares received in the Reorganization), in connection with the Reorganization that would reduce the applicable Acquired Fund Shareholders’ ownership of Acquired Fund Shares (or equivalent corresponding Acquiring Fund Shares) to a number of shares that is less than 50 percent of the number of Acquired Fund Shares as of the record date of the Reorganization; and (iii) no Acquired Fund will take any position on any federal state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Reorganization as a “reorganization” within the meaning of Section 368(a) of the Code.

5.4	The Acquired Funds will assist each corresponding Acquiring Fund in obtaining such information as the corresponding Acquiring Fund reasonably requests concerning the beneficial ownership of the applicable Acquiring Fund Shares.

5.5	Subject to the provisions of this Plan, NF, on behalf of the Acquiring Funds and NIF, on behalf of the Acquired Funds, will each take, or cause to be taken, all actions and do or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Plan.

5.6	Each Acquired Fund will provide the corresponding Acquiring Fund with information reasonably necessary for the preparation of a prospectus which will include the Information Statement referred to in paragraph 4.1.H, all to be included in the Registration Statement, in compliance with the 1933 Act, the 1934 Act and the 1940 Act.

5.7

NF, on behalf of the Acquiring Funds, agrees to indemnify and advance expenses to each person who at the time of the execution of this Plan serves as a Trustee or officer (“Indemnified Person”) of NIF, against money damages actually and reasonably incurred by such Indemnified Person in connection with any claim that is asserted against such Indemnified Person arising out of such person’s service as a Trustee or officer of NIF, as such service involves an Acquired Fund, with respect to matters specifically relating to the Reorganization, provided that such indemnification and advancement of expenses shall be permitted to the fullest extent that is available under applicable law. This paragraph 5.7 shall not protect any such Indemnified Person against any liability to an Acquired Fund, an Acquiring Fund or their shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or from reckless disregard of the duties involved in the conduct of his or her office. An Indemnified Person seeking indemnification shall be entitled to advances from NF, on behalf of the Acquiring Fund, for payment of the reasonable expenses incurred by him or her in connection with the matter as to which he or she is seeking indemnification in the manner and to the fullest extent permissible under applicable law. Such Indemnified Person shall provide to NF, on behalf of the Acquiring Fund, a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification by the Acquiring Fund under this paragraph has been met and a written undertaking to repay any advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Indemnified Person shall provide security in form and amount acceptable to NF, on behalf of the Acquiring Fund, for its undertaking; (b) the Acquiring Fund is insured against losses arising by reason of the advance; or (c) either a majority of a quorum of disinterested non-party trustees of NF, or independent legal counsel experienced in mutual fund matters, selected by the Indemnified Person, in a written opinion, shall have determined, based on a review of facts readily available to the Trust at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Person will ultimately be found to be entitled to indemnification.

5.8	The intention of the parties is that the transaction will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither NIF, the Acquiring Funds, NF, nor the Acquired Funds shall take any action, or cause any action to be taken (including, without limitation, the filing of any tax return) that is inconsistent with such treatment or results in the failure of the transaction to qualify as a reorganization within the meaning of Section 368(a) of the Code. At or prior to the Closing date, the Acquiring Funds, NF and the Acquired Funds will take such action or cause such action to be taken, as reasonably necessary to enable Drinker Biddle & Reath LLP to render the tax opinion contemplated in paragraph 6.5.

6.	Conditions

Consummation of the Reorganization is subject to the following conditions:

6.1	This Plan and the transactions contemplated herein will be approved by the Trustees of each Trust, and, if required by applicable law, by the requisite vote of each Acquired Fund’s shareholders;

6.2	Prior to the Closing Time, each Acquired Fund will declare a dividend, with a record date and ex-dividend date prior to the Closing Time, which, together with all previous dividends, will have the effect of distributing to its shareholders all of the applicable Acquired Fund’s investment company taxable income, if any, for the taxable periods or years ended on or before November 30, 2011 and for the subsequent period up to and including the Closing Time, and all of the applicable Acquired Fund’s net capital gain, if any recognized in the taxable periods or years ended on or before November 30, 2011 and in the subsequent period up to and including the Closing Time.

6.3	All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the SEC and of state securities authorities) deemed necessary by the Trusts to permit consummation, in all material respects, of the transactions contemplated hereby will be obtained, except where failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of a Trust, the applicable Acquired Fund or the corresponding Acquiring Fund, provided that a Trust may waive any of such conditions for itself or the respective Funds;

6.4

At the Closing Time, NIF, on behalf of each applicable Acquired Fund, will have good and marketable title to the assets to be transferred to the corresponding Acquiring Fund pursuant to paragraph 1.1, and will have full right, power and authority to sell, assign, transfer and deliver such assets hereunder. Upon delivery and in payment for such assets, NF, on behalf of the corresponding Acquiring Fund, will acquire good and marketable title thereto subject to no restrictions on the full transfer thereof, including such restrictions as might arise under the 1933 Act;

6.5	Each Trust will receive at or before the Closing Time an opinion of Drinker Biddle & Reath LLP satisfactory to the Trusts, substantially to the effect that for federal income tax purposes and with respect to other matters:

6.5.A	The transfer of all of the assets and liabilities of the applicable Acquired Fund to the corresponding Acquiring Fund in exchange for the issuance of corresponding Acquiring Fund Shares to the applicable Acquired Fund, followed by the distribution in liquidation by the applicable Acquired Fund of the corresponding Acquiring Fund Shares to the applicable Acquired Fund shareholders in exchange for their applicable Acquired Fund Shares and the termination of the applicable Acquired Fund, will constitute a reorganization within the meaning of Section 368(a) of the Code, and the applicable Acquired Fund and the corresponding Acquiring Fund will each be “a party to a reorganization” within the meaning of Section 368(b) of the Code;

6.5.B	No gain or loss will be recognized by either the applicable Acquired Fund upon (i) the transfer of its assets to the corresponding Acquiring Fund in exchange for the issuance of corresponding Acquiring Fund Shares to the applicable Acquired Fund and the assumption by the corresponding Acquiring Fund of the applicable Acquired Fund’s liabilities, if any, and (ii) the distribution by the applicable Acquired Fund of the corresponding Acquiring Fund Shares to the applicable Acquired Fund shareholders;

6.5.C	No gain or loss will be recognized by the corresponding Acquiring Fund upon its receipt of the applicable Acquired Fund’s assets in exchange for the issuance of corresponding Acquiring Fund Shares to the applicable Acquired Fund and the assumption by the corresponding Acquiring Fund of the liabilities, if any, of the applicable Acquired Fund;

6.5.D	The tax basis of the assets acquired by the corresponding Acquiring Fund from the applicable Acquired Fund will be, in each instance, the same as the tax basis of those assets in the applicable Acquired Fund’s hands immediately before the transfer;

6.5.E	The tax holding period of the assets of the applicable Acquired Fund in the hands of the corresponding Acquiring Fund will, in each instance, include the applicable Acquired Fund’s tax holding period for those assets;

6.5.F	The applicable Acquired Fund’s shareholders will not recognize gain or loss upon the exchange of their applicable Acquired Fund Shares for corresponding Acquiring Fund Shares as part of the transaction;

6.5.G	The tax basis of the corresponding Acquiring Fund Shares received by applicable Acquired Fund shareholders in the transaction will be, for each applicable Acquired Fund shareholder, the same as the tax basis of the applicable Acquired Fund Shares surrendered in exchange therefor;

6.5.H	The tax holding period of the corresponding Acquiring Fund Shares received by applicable Acquired Fund shareholders will include, for each applicable Acquired Fund shareholder, the tax holding period for the applicable Acquired Fund Shares surrendered in exchange therefor, provided that those applicable Acquired Fund Shares were held as capital assets on the date of the exchange;

6.5.I	Each Acquired Fund is a series of NIF, a Delaware statutory trust validly existing and in good standing under the laws of the State of Delaware, and each Acquiring Fund is a series of NF, a Delaware statutory trust validly existing and in good standing under the laws of the State of Delaware;

6.5.J	No Acquired Fund or Acquiring Fund is, and the execution, delivery and performance of this Plan by each Acquired Fund and Acquiring Fund will not result in, violation of the Trusts’ Agreement and Declaration of Trust or By-Laws, each as amended, or any material agreement, indenture, contract, lease or other undertaking to which NIF, with respect to an Acquired Fund or to which NF, with respect to an Acquiring Fund, is a party, or by which an Acquired Fund or an Acquiring Fund or its property are bound;

6.5.K	NIF and NF is each a registered investment company classified as a management company of the open-end type and its registration with the SEC as an investment company under the 1940 Act is in full force and effect; and

6.5.L	The execution, delivery and performance of this Plan has been duly authorized by all necessary actions on the part of each of the NIF and NF Board of Trustees, and this Plan will constitute a valid and binding obligation of NIF with respect to each Acquired Fund and of NF with respect to each Acquiring Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights and to general equity principles.

6.6	All representations and warranties of NIF, on behalf of an Acquired Fund, and NF, on behalf of an Acquiring Fund, contained in this Plan shall be true and correct in all material respects as of the date hereof and, except as they may be affected by the actions contemplated by this Plan, as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

Each Trust will make and provide representations with respect to the applicable Acquired Fund and the corresponding Acquiring Fund, respectfully, that are reasonably necessary to enable Drinker Biddle & Reath LLP to deliver an opinion substantially as set forth in paragraph 6.5, which opinion may address such other matters, if any, that Drinker Biddle & Reath LLP believes to be material to the Reorganization.

7.	Status of Acquiring Fund Shares

Acquiring Fund Shares issued in connection with the transactions contemplated herein will be duly and validly issued and outstanding and fully paid and non-assessable by NF.

8.	Expenses

NTI will bear all of the expenses in connection with carrying out this Plan, including the fees and disbursements of attorneys, auditors and custodians, any federal and state stock transfer stamps required for the transfer of the applicable Acquired Fund’s securities to the corresponding Acquiring Fund and for the transfer of corresponding Acquiring Fund Shares to registered shareholders of the applicable Acquired Fund in liquidation of each Acquired Fund.

9.	Termination

This Plan may be terminated by each of the Boards of Trustees of the Trusts, and the Funds may abandon the Reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of each Acquired Fund, at any time prior to the Closing, if circumstances develop that, in either Board’s judgment, make proceeding with the Plan inadvisable.

10.	Amendment

This Plan may be amended, modified or supplemented in such manner as may be determined by the Trustees; provided, however, that following the approval of this Plan by any Acquired Fund’s shareholders, no such amendment may have the effect of changing the provisions for determining the number of corresponding Acquiring Fund Shares to be paid to that Fund’s shareholders under this Plan to the detriment of such Fund shareholders without their further approval.

11.	Headings; Counterparts; Governing Law; Assignment; Survival; Waiver

11.1	The article and paragraph headings contained in this Plan are for reference purposes only and do not affect in any way the meaning or interpretation of this Plan.

11.2	This Plan will be governed by and construed in accordance with the laws of the State of Delaware.

11.3

This Plan will be binding upon and inure to the benefit of the Funds and their respective successors and assigns. Nothing herein expressed or implied is intended or will be construed to confer upon or give any person, firm or corporation other than the Funds and their respective successors and assigns any rights or remedies under or by reason of this Plan.

11.4	All persons dealing with the Trusts, each applicable Acquired Fund or each corresponding Acquiring Fund must look solely to the property of the Trusts, the applicable Acquired Fund, or the corresponding Acquiring Fund, respectively, for the enforcement of any claims against the Trusts, the applicable Acquired Fund or the corresponding Acquiring Fund, as neither the Trustees, officers, agents nor shareholders of the Trusts assume any personal liability for obligations entered into on behalf of the Trusts, the applicable Acquired Fund or the corresponding Acquiring Fund. No series of a Trust will be responsible for any obligations assumed by or on behalf of any other series of the Trust under this Plan.

11.5	The obligations set forth herein will not survive the Closing, except for the provisions of paragraph 1.8.

11.6	Each Trust, after consultation with counsel and by consent of its Board of Trustees, or any officer, may waive any condition to the obligations hereunder if, in their or such officer’s judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Funds.

12.	Notices

Any notice, report, statement or demand required or permitted by any provisions of this Plan will be in writing and will be given by prepaid telegraph, telecopy or certified mail addressed to each Trust at 50 South LaSalle Street, Chicago, Illinois 60603, Attention: President of Northern Funds and Northern Institutional Funds.

IN WITNESS WHEREOF, eachTrust has caused this Plan to be executed by a duly authorized officer.

NORTHERN INSTITUTIONAL FUNDS, acting on behalf of its Bond Portfolio, Intermediate Bond Portfolio, U.S. Government Securities Portfolio, Large Cap Equity Portfolio, Large Cap Growth Portfolio, International Equity Portfolio, Equity Index Portfolio, International Equity Index Portfolio and Small Company Index Portfolio

By:
Title:

NORTHERN FUNDS, acting on behalf of its Fixed Income Fund, Short-Intermediate U.S. Government Fund, Large Cap Equity Fund, Large Cap Growth Fund, International Equity Fund, Stock Index Fund, International Equity Index Fund and Small Cap Index Fund

By:
Title:

NORTHERN TRUST INVESTMENTS, INC., with respect to paragraphs 4.3 and 8 only

By:
Title: